Exhibit 10.4

Cash-Settled Director RSU

MERCANTIL BANK HOLDING CORPORATION

Restricted Stock Unit Agreement for Non-Employee Directors

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of December [__], 2018, by and between Mercantil Bank Holding Corporation, a Florida corporation (the “Company”), and [_________________] (the “Grantee”).

1. Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Mercantil Bank Holding Corporation 2018 Equity and Incentive Compensation Plan, as the same may be amended from time to time (the “Plan”).

2. Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee or Board, as applicable, that was duly adopted on December [__], 2018, the Company has granted to the Grantee, effective [_________ __], 2018 (the “Date of Grant”), [__________] Restricted Stock Units (the “RSUs”). Each RSU represents the right of the Grantee to receive solely cash payments subject to the terms and conditions of this Agreement and under no circumstances will the Grantee be entitled to receive shares of Common Stock or any other security. Furthermore, the RSUs evidenced hereby do not provide any voting or other rights of a holder of Common Stock.

3. RSUs Not Transferrable. None of the RSUs nor any interest therein or in any Common Stock underlying such RSUs will be transferable other than by will or the laws of descent and distribution prior to payment. Any purported transfer or encumbrance of any RSU in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such RSU.

4. Vesting of RSUs. Subject to the terms and conditions of Section 5 and Section 6 of this Agreement, the RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 6 in substantially equal installments on each of the first three anniversaries of the Date of Grant (each such date, a “Vesting Date”), provided that the Grantee shall have been in the continuous service as a Director through each such date.

5. Accelerated Vesting of RSUs. Notwithstanding the provisions of Section 6 of this Agreement, and subject to the payment provisions of Section 7 hereof, the RSUs will become nonforfeitable and payable earlier than the times provided for in Section 4 under the following circumstances (to the extent the RSUs have not previously become nonforfeitable):

(a)

Death or Disability: If the Grantee’s service as a Director is terminated as a result of the Grantee’s death or Disability prior to any Vesting Date, all of the RSUs covered by this Agreement that are unvested at such time of termination will vest and become payable in full.

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Cash-Settled Director RSU

(b)

Change in Control. Upon a Change in Control that occurs prior to any Vesting Date while the Grantee is a Director, all of the RSUs covered by this Agreement that are unvested at such time will vest and become payable in full.

(c)	Definitions. For purposes of this Agreement:

(i)	“Change in Control” shall mean the occurrence (after the Date of Grant) of any of the following events:

(A)

any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding shares of Common Stock of any class (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding Voting Securities (as defined below) (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any person acquiring beneficial ownership of more than 25% of the Outstanding Company Voting Securities; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (4) an acquisition by an underwriter temporarily holding securities pursuant to a bona fide public offering of such securities, (5) an acquisition pursuant to a Business Combination (as defined in Section 5(c)(i)(C)(i), (ii) or (iii) below), or (6) a transaction (other than the one described in paragraph (C) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (6) does not constitute a Change in Control of the Company under this paragraph (A); or (7) any acquisition pursuant to a transaction that complies with Section 5(c)(i)(C) below;

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(B)

individuals who, as of the Date of Grant, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Date of Grant whose election, or nomination for election by the Stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C)

consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of voting common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding Voting Securities, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business

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Cash-Settled Director RSU

Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(D)	approval by the Stockholders of a complete liquidation or dissolution of the Company.

A Change in Control shall exclude the sale by the selling shareholder named in the preliminary prospectus dated November 26, 2018 included in the Company’s Registration Statement on Form S-1 filed with the United States Securities and Exchange Commission (File No. 333-227744) in connection with the Company’s initial public offering (“IPO”) but shall not exclude any Person that acquires Common Stock in the IPO or otherwise and is described in Section 5(c)(i)(A).

(ii)

“Disability” shall mean the Grantee’s inability, due to physical or mental incapacity, to substantially perform the Grantee’s duties and responsibilities with the Company for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.

(iii)

“Voting Securities” shall have the meaning provided in Board of Governors of the Federal Reserve System Regulation Y, §225.2(q). As of December 1, 2018, the Company’s only Voting Securities were its outstanding shares of Class A Common Stock.

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6.

Forfeiture of RSUs. Except to the extent the RSUs covered by this Agreement have become nonforfeitable pursuant to Section 4 or Section 5 hereof, the RSUs covered by this Agreement shall be forfeited automatically and without further notice on the date that the Grantee ceases to be a Director.

7.

Form and Time of Payment of RSUs. Payment in respect of the RSUs, after and to the extent they have become nonforfeitable, shall be made solely in cash in an amount equal to the Market Value per Share on the Vesting Date multiplied by the number of RSUs that became nonforfeitable on such Vesting Date. Payment shall be made within ten (10) days following the date that the RSUs become nonforfeitable pursuant to Section 4 or Section 5 hereof.

8.

Payment of Dividend Equivalents. With respect to each of the RSUs covered by this Agreement, the Grantee shall be credited on the records of the Company with dividend equivalents in an amount equal to the amount per Common Stock of any cash dividends declared by the Board on the outstanding Common Stock during the period beginning on the Date of Grant and ending on the date on which the Grantee receives payment for the RSUs pursuant to Section 5 hereof. These dividend equivalents will accumulate without interest and, subject to the terms and conditions of this Agreement, will be paid at the same time, to the same extent and in the same manner, in cash as the RSUs for which the dividend equivalents were credited.

9.	Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state laws.

10.	Adjustments. The RSUs covered by this Agreement and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

11.

Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code and Section 10D of the Exchange Act.

12.

Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.

Relation to Plan. This Agreement is subject to the terms and conditions of the Plan, including Section 23, pursuant to which the Company may require the Grantee to enter into a lock-up agreement. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

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Cash-Settled Director RSU

14.

Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.

Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Florida, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

16.

Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with, or be exempt from, the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

17.

Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.

Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions. Nothing in this Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

6	RSU – Cash Settled

Cash-Settled Director RSU

MERCANTIL BANK HOLDING CORPORATION

By:
Name: Title:

GRANTEE

By:
Name:
Title:

7	RSU – Cash Settled